UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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VIA NET.WORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Press Release	Source: VIA NET.WORKS, Inc.

Proxy Advisory Firms Recommend Shareholders Vote For Approval of VIA NET.WORKS' Planned Asset Sale and Dissolution

AMSTERDAM, Netherlands, June 21, 2005—VIA NET.WORKS, Inc. (NASDAQ and Euronext: VNWI), announced today that Institutional Shareholder Services Inc. ("ISS") and Glass, Lewis & Co., widely recognized as the two leading independent proxy advisory firms, whose customers include some of the largest institutional investors, have recommended a vote FOR the approval of all of VIA NET.WORKS' proposals to be considered at the Company's Annual and Special meeting of shareholders, including (i) to approve and adopt the Sale and Purchase Agreement (the "Sale Agreement"), and the sale of substantially all the assets of the Company to Claranet Group Limited; and (ii) to approve and adopt the dissolution and Plan of Complete Liquidation and Dissolution of VIA (the "Plan of Dissolution").

In its analysis with respect to the Asset Sale, ISS stated, "Based on the exploration of strategic alternatives, the full auction process, the company's liquidity issues, and limited prospects for the company to succeed as a stand-alone entity, we believe the asset sale warrants shareholder support."

Commenting on the ISS and Glass, Lewis recommendations, Michael McTighe, VIA NET.WORKS' Chairman of the Board of Directors said, "We are extremely pleased that the independent evaluation and analysis of ISS and Glass, Lewis agrees with the Board's decision to recommend to shareholders that they vote in favor of the Asset Sale and Dissolution. The proposals provide shareholders the best opportunity to receive a final distribution for their interest in the Company's shares." He further stated that, "If shareholders fail to approve both proposals, the Company will not have the funds to continue as a going concern and will be left with few alternatives, none of which, in the Board's view, will be more beneficial to shareholders than the Asset Sale and Dissolution."

The Annual and Special Meeting of shareholders is scheduled for June 29. Based on the proxies submitted to date, the proposals have the overwhelming support of the shareholders who have voted. However, proxies for less than 20% of the total outstanding voting shares have been received to date, with less than ten days before the meeting. VIA reported that its management and proxy solicitor, D.F. King & Co., Inc. will continue their efforts to reach as many of the Company's shareholders as possible and encourage them to vote their shares.

About VIA NET.WORKS, Inc.

VIA NET.WORKS, Inc. (Nasdaq: VNWI; Euronext) provides business communication solutions to small- and medium-sized businesses in Europe and the United States. VIA offers a comprehensive portfolio of business communications services, including hosting, security, connectivity, networks, voice and professional services. Website: http://www.vianetworks.com.

VIA Contacts

Investor & Media contact: Matt Nydell Email: mnydell@vianetworks.com